Exhibit 10.8

                        December 16, 1996



Food Court Entertainment Network, Inc.
220 East 42nd Street
New York, NY  10017

Attention:  Mr. James N. Perkins
            President and Chief Executive Officer

Gentlemen:

     1. This is to confirm the engagement of Furman Selz LLC ("Furman Selz") to render financial advisory and investment banking services to Food Court Entertainment Network, Inc. (the "Company") concerning the strategic development of the Company's business, including advice with respect to potential acquisitions, divestitures, joint ventures, capital markets transactions or other potential corporate transactions or any combination of such transactions.

     2. As compensation for the services rendered by Furman Selz hereunder, upon the execution of this engagement letter Furman Selz shall receive warrants (the "Warrants") to purchase Series A Common Stock representing 5.0% of the outstanding
Series A and Series B Common Stock of the Company (collectively, the "Common Stock"). The Warrants shall have a term of five years from the date of this Agreement. The amount of shares of Common Stock underlying the Warrants shall be determined based on the shares outstanding as of the date of execution of this Agreement and shall, in any event, include shares being issued pursuant to the Company's private placement (the "Private Placement") as described in the Private Placement Memorandum dated November, 1996. The initial exercise price of the Warrants shall be $2.00 per share of Series A Common Stock. The Warrants shall adjust to maintain the 5.0% percentage ownership in the event of conversion or exercise of any derivative securities of the Company (including, but not limited to, the Company's Class A Warrants and Class B Warrants) outstanding as of the date of the execution of this Agreement, including derivative securities being issued pursuant to the Private Placement. In the event of such an adjustment, the Company will issue to Furman Selz new Warrants ("New Warrants") exercisable for the number of shares of Series A Common Stock necessary to maintain the 5.0% percentage ownership. The New Warrants will be the same in all respects as the Warrants, except that to the extent they become issuable because of the exercise of currently outstanding derivative securities, they will be initially exercisable at the same exercise price as such derivative securities. The exercise price of the Warrants and the New Warrants and the number of shares of Common Stock underlying the Warrants and the New Warrants shall be subject to adjustment based on the same terms as the securities issued pursuant to the Private Placement (as detailed in Section 9 of the Company's Warrant Agreement as part of the Subscription Agreement as Exhibit (vii) to the Company's Private Placement Memorandum dated November, 1996). The Warrants will provide that they may be exercised for cash or by delivery of Common Stock issuable upon exercise having a fair market value equal to the aggregate exercise price applicable to the Common Stock with respect to which the Warrants are exercised. Also Furman Selz will be entitled to similar registration rights to the holders of the Units issued pursuant to the Private Placement.

     3. Advisory services related to specific transactions will be provided pursuant to a separate engagement letter for such transactions for which the Company shall pay Furman Selz a reasonable and customary fee to be mutually negotiated at the time of engagement for each such transaction in addition to the retainer referred to above. Furman Selz will have a right of first refusal (subject to the right of first refusal granted to D.H. Blair Investment Banking Corp. ("D.H. Blair") pursuant to the Agency Agreement between D.H. Blair and the Company dated November 14, 1996) for a period of two years after the date hereof to act as the Company's investment banker or financial advisor for any such transaction. Accordingly, during that period, before engaging an investment banker or financial advisor for any such transaction, the Company will notify Furman Selz in writing of the proposed terms offered by such investment banker or financial advisor for any such engagement; if Furman Selz fails to accept such terms in writing within 30 days of its receipt of such notification (or in the case of a potential financial advisory assignment, within 10 days of its receipt of such notification but only in the case that the Company notifies Furman Selz in writing of such 10 day requirement), it will have no further right with respect to the engagement. If, thereafter, any material or economic terms proposed for the engagement are materially modified, the Company will adopt the same procedure with respect to the modified terms as is provided in the preceding sentence with respect to the initially proposed terms. It shall be the obligation of the Company to have the right of first refusal granted to D.H. Blair amended to allow the Company to comply with the right of first refusal granted to Furman Selz under this Agreement and it shall be the obligation of Furman Selz to provide reasonable assistance to the Company in its negotiations with D.H. Blair by having Furman Selz representatives attend relevant meetings with D.H. Blair as reasonably requested by the Company and allowing D.H. Blair to review relevant documents delivered to the Company by Furman Selz; however, the conduct of Furman Selz with respect to such obligations shall not release the Company from its obligations in this regard.

     4. In addition to any fees payable hereunder, Furman Selz shall be reimbursed by the Company for its reasonable out-of-pocket expenses (including professional fees, except those over $1500 in each instance which expenses require prior Company approval, and disbursements) incurred during the period of its engagement hereunder, with respect to the services provided by it.

     5. This engagement shall continue in effect until June 30, 1998 except as otherwise provided in paragraph 3 and except that the provisions of paragraphs 2 through 7 shall survive the term of this engagement. In the event that Michael Garin shall cease to be an employee or shall be unable to perform his duties as an employee of Furman Selz, the Company shall have the right to terminate this Agreement. In the event of such termination, an amount Warrants issued pursuant to paragraph 2 of this Agreement shall be canceled in the same proportion as the time remaining under the term of this Agreement bears to the total amount of time under this Agreement, and fees to be paid for services provided pursuant to any engagement letter executed pursuant to paragraph 3 of this Agreement, including fees to be paid pursuant to any engagement for which such engagement has not been completed, shall be negotiated in good faith by all parties involved.

     6. The Company agrees to indemnify and hold Furman Selz harmless from and against any losses, claims, damages or liabilities (or actions, including security holder actions, in respect thereof) related to or arising out of Furman Selz' engagement hereunder or its role in connection herewith, and will reimburse Furman Selz for all expenses (including counsel fees) as they are incurred by Furman Selz in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Furman Selz is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of Furman Selz. The Company also agrees that Furman Selz shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result primarily from the willful misconduct or gross negligence of Furman Selz. In the event that the foregoing indemnity is unavailable (except by reason of the willful misconduct or gross negligence of Furman Selz) or insufficient, then the Company shall contribute to amounts paid or payable by Furman Selz in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Furman Selz in connection with the matters as to which such losses, claims, damages or liabilities relate and other equitable considerations; provided, however, that in no event shall the amount to be contributed by Furman Selz exceed the amount of the fee actually received by Furman Selz. The foregoing shall be in addition to any rights that Furman Selz or any other indemnified person may have at common law or otherwise and shall extend to and inure to the benefit of any director, officer, employee, agent or controlling person of Furman Selz. The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim which is subject to this agreement is brought against Furman Selz or any other person entitled to indemnification or contribution hereunder.

     7. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York.

     8. Please confirm that the foregoing is in accordance with your understandings and agreements with Furman Selz by signing and returning to us the duplicate of this letter enclosed herewith.

                              Very truly yours,

                              FURMAN SELZ LLC



                              By  /s/ Michael N. Garin
                                   Michael N. Garin
                                   Senior Managing Director

CONFIRMED AND AGREED:

FOOD COURT ENTERTAINMENT, INC.



By  /s/ James N. Perkins
     James N. Perkins
     President and Chief Executive
     Officer